Exhibit 3.2

Execution Version

HARVEST CAPITAL CREDIT CORPORATION

AMENDED AND RESTATED BY-LAWS

ARTICLE I

MEETINGS OF STOCKHOLDERS

Section 1.1. Place of Meeting. Meetings of the stockholders of Harvest Capital Credit Corporation (the “Corporation”) shall be held at such place either within or without the State of Delaware as the Board of Directors may determine.

Section 1.2. Annual and Special Meetings. Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of the stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by the Board of Directors.

Section 1.3. Notice. Except as otherwise provided by law, at least ten (10) and not more than sixty (60) days before each meeting of stockholders, written notice of the time, date and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder.

Section 1.4. Quorum. At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding common stock shall constitute a quorum for the transaction of business, except as otherwise provided by law. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

Section 1.5. Voting. Except as otherwise provided by law, all matters submitted to a meeting of stockholders shall be decided by vote of the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding common stock.

Section 1.6. Stockholder Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of the stockholders may be taken by any consent in writing by such stockholders.

ARTICLE II

DIRECTORS

Section 2.1. Number, Election and Removal of Directors. The Board of Directors shall initially consist of the person(s) elected by the incorporator of the Corporation. The Board of Directors of the Corporation shall consist of such number of directors as shall from time to time be fixed exclusively by resolution of the Board of Directors. The Directors shall be elected by the stockholders at their annual meeting. Vacancies and newly created directorships resulting from any increase in the number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or by the sole remaining Director or by the stockholders. A Director may be removed with or without cause by the stockholders.

Section 2.2. Meetings. Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting. Special meetings of the Board of Directors may be held at any time upon the call of the Chairperson of the Board or the Chief Executive Officer.

Section 2.3. Notice. Notice need not be given of regular meetings of the Board of Directors. At least one business day before each special meeting of the Board of Directors, written or oral (either in person or by telephone), notice of the time, date and place of the meeting and the purpose or purposes for which the meeting is called, shall be given to each Director; provided, that notice of any meeting need not be given to any Director who shall be present at such meeting (in person or by telephone) or who shall waive notice thereof in writing either before or after such meeting.

Section 2.4. Quorum. A majority of the total number of Directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present. Except as otherwise provided by law, the Certificate of Incorporation of the Corporation, these By-Laws or any contract or agreement to which the Corporation is a party, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

Section 2.5. Committees. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, including, without limitation, an Executive Committee, to have and exercise such power and authority as the Board of Directors shall specify. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another Director to act as the absent or disqualified member.

ARTICLE III

INDEMNIFICATION AND ADVANCEMENT

To the fullest extent permitted by the Delaware General Corporation Law, the Corporation shall indemnify any current or former Director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which he or she was or is a party by reason of his or her current or former position with the Corporation or by reason of the fact that he or she is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a current or former director or officer of the Corporation in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article III or otherwise.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board of Directors.

Section 4.2. Corporate Books. The books of the Corporation may be kept at such place within or outside the State of Delaware as the Board of Directors may from time to time determine.